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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                         BELLWETHER EXPLORATION COMPANY
                      ------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, .01 PAR VALUE
                      ------------------------------------
                         (Title of Class of Securities)

                                   079895108
                                  -----------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/92)                Page 1 of 5 pages
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-----------------------                                  ---------------------
  CUSIP NO. 079895108               13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PPM America, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         -0-
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
         Not Applicable                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         HC (See Exhibit A on Page 5 hereof)

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1(a)     Name of Issuer:

                    Bellwether Exploration Company

Item 1(b)     Address of Issuer's Principal Executive Offices:

                    1331 Lamar, Suite 1455,
                    Houston, Texas 77070-3039

Item 2(a)     Name of Person Filing:

                    PPM America, Inc.

Item 2(b)     Address of Principal Business Office:

                    225 West Wacker Drive, Suite 1200
                    Chicago, Illinois 60606

Item 2(c)     Citizenship:

                    Delaware

Item 2(d)     Title of Class of Securities:

                    Common Stock

Item 2(e)     CUSIP Number:

                    079895108

Item 3        Type of Person:

                    HC (See Exhibit A on Page 5 hereof)

Item 4        Ownership (at December 31, 1997):
                                     --

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         -0-

                    (b)  Percent of class:

                         0.0%

                    (c)  Number of shares as to which such person has:
                            (i)  sole power to vote or to direct the vote: -0-

                            (ii) shared power to vote or to direct the vote: -0-

                               Page 3 of 5 pages
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                            (iii) sole power to dispose or to direct the
                                  disposition of: -0-

                            (iv)  shared power to dispose or to direct
                                  disposition of: -0-

Item 5        Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of equity securities, check the following (X).

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable.

Item 8        Identification and Classification of Members of the Group:

                    See Exhibit A.

Item 9        Notice of Dissolution of Group:

                    Not Applicable.

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 pages
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                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998

                                 PPM America, Inc.


                                 By: /s/ Mark Mandich
                                    ---------------------------------------
                                         Mark Mandich, Vice President
                                         Finance and Administration



                                   EXHIBIT A


Identification and Classification of the Members of the Group.

     By no-action relief granted on July 5, 1991, the SEC generally stated that it would not recommend enforcement action if Prudential Corporation plc together with certain of its subsidiaries collectively reported beneficial ownership of more than 5% of a class of equity security subject to Section 13(d) of the Securities Exchange Act of 1934 on Schedule 13G rather than Schedule 13D. Therefore, PPM America, Inc., a subsidiary of Prudential Corporation plc, is making this filing on behalf of certain of Prudential Corporation plc's subsidiaries. Prudential Portfolio Managers Ltd. is a non-U.S. investment adviser subsidiary of Prudential Corporation plc for which PPM America, Inc. serves as a sub-adviser.

                               Page 5 of 5 pages